UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
February 6, 2008
America Service Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23340	51-0332317
(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification Number)
of incorporation)

105 Westpark Drive, Suite 200, Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 373-3100
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On January 31, 2008, Prison Health Services, Inc. (“PHS”), the primary operating subsidiary of America Service Group Inc. (the “Company”), and the Commonwealth of Pennsylvania, Department of Corrections (“PADOC”) entered into Contract Modification Agreement No. 3 to the Medical Services Agreement (the “Modification”). The Modification, among other things, extends for a period of five additional years, the Medical Services Agreement between PADOC and PHS pursuant to which PHS provides general healthcare and specialized medical services, exclusive of mental health and pharmacy services, to the approximately 44,000 inmates in the custody of PADOC. PHS will now provide such services to PADOC until August 31, 2013.
     Under the contract, PADOC pays PHS a flat rate per month, which is adjusted for changes in inmate population levels. PHS is reimbursed for the costs of the medical malpractice insurance related to the contract and its exposure to off-site medical costs related to the contract is limited to a specified maximum amount. The contract also contains provisions that allow PADOC to assess penalties if certain staffing criteria are not maintained. PADOC may terminate the contract on six months’ notice. PHS may terminate the contract without cause subject to a nine month notice being delivered to PADOC.
     The foregoing description of the Modification is qualified in its entirety by reference to the full text of the Modification, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Contract Modification Agreement No. 3 to the Medical Services Agreement between Commonwealth of Pennsylvania, Department of Corrections and Prison Health Services, Inc.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA SERVICE GROUP INC.
Date: February 6, 2008	By:	/s/ Michael W. Taylor
Michael W. Taylor
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

99.1	Contract Modification Agreement No. 3 to the Medical Services Agreement between Commonwealth of Pennsylvania, Department of Corrections and Prison Health Services, Inc.